UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 7, 2006

TRANSACTION SYSTEMS ARCHITECTS, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-25346	47-0772104
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

120 Broadway, Suite 3350

New York, New York 10271

(Address of principal executive offices) (Zip Code)

Registrant’s Telephone Number, Including Area Code: (646) 348-6700

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CAR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CAR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CAR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CAR 240.13e-4(c))

Item 8.01.	Other Items.

Transaction Systems Architects, Inc. (the “Company”) today announced that the Company and Lead Plaintiff have entered into a Stipulation of Settlement for the purposes of settling the previously disclosed consolidated securities class action suit, currently pending in the U.S. District Court for the District of Nebraska.

The consolidated class action, Desert Orchid Partners, LLC v. TSA, et al, arose from two lawsuits originally filed in late 2002. The plaintiffs asserted claims under the federal securities laws against the Company and certain of its former and then-current directors and officers arising from the Company’s restatement of financials filed in January 2003. Under the Stipulation, all claims asserted against the Company and the other named defendants will be dismissed with prejudice, with no admission or finding of wrongdoing on the part of the Company or any other named defendant.

The principal terms of the settlement provide for an aggregate cash payment of $24.5 million. Net of insurance reimbursement, the Company expects to recognize a one-time charge related to the settlement of approximately $8.5 million before tax, approximately $5.4 million after tax or approximately $0.14 per fully diluted share, against fourth quarter fiscal 2006 results.

The settlement is subject to preliminary and final court approvals following notices to shareholders of the class, which generally includes all persons who purchased the Company’s common stock during the period from January 21, 1999 through November 19, 2002.

The full text of the press release disclosing the settlement is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

The following exhibits are filed herewith:

99.1	Text of press release issued by Transaction Systems Architects, Inc. dated November 9, 2006.

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Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

TRANSACTION SYSTEMS ARCHITECTS, INC.

/s/ Dennis P. Byrnes
Dennis P. Byrnes
Senior Vice President

Date: November 9, 2006

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EXHIBIT INDEX

99.1	Text of press release issued by Transaction Systems Architects, Inc. dated November 9, 2006.